Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of zulily, inc. and the effectiveness of zulily, inc.'s internal control over financial reporting dated February 24, 2015, appearing in the Annual Report on Form 10-K of zulily, inc. for the year ended December 28, 2014.
/s/ Deloitte & Touche LLP
Seattle, Washington
February 24, 2015